EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Parametric Sound Corporation

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-171838) of our report dated November 22, 2011, relating to our audits of the financial statements of Parametric Sound Corporation (the "Company") as of September 30, 2011 and 2010 and for each of the years then ended, which appear in the Annual Report on Form 10-K of Parametric Sound Corporation for the year ended September 30, 2011. Our report, dated November 22, 2011, relating to the aforementioned financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON,  LLP

San Diego, California
November 22, 2011